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                            EXHIBIT 1

MORRISON KNUDSEN CORPORATION

                                                     NEWS RELEASE
Morrison Knudsen Plaza/P. O. Box 73
Boise, Idaho  83729
Telex:  368439/Phone:  (208) 386-5387
Fax:  (208) 386-5065             For Further Information Contact:
                                         Corporate Communications

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FOR RELEASE:
                          May 16, 1994

FORMER INTERIOR SECRETARY WILLIAM P. CLARK  ELECTED TO MORRISON
KNUDSEN BOARD OF DIRECTORS

     BOISE - William P. Clark, former Secretary of Interior, advisor to President Ronald Reagan for national security affairs and Justice of the California Supreme Court, has been elected to the board of directors of Morrison Knudsen Corporation.

     Clark presently is chief executive officer of Paso Robles, California-based Clark Companies and has practiced international law for the past nine years.

     "William Clark's record of public service during the past 30 years is one of the most distinguished in our country," said William J. Agee, MK chairman, president and chief executive officer. "He is highly experienced in international affairs and his advice and counsel will be invaluable as MK continues its expansion around the globe."

     Clark first entered public service in 1967 in California as cabinet secretary to then Governor Ronald Reagan. He also served as the governor's executive secretary and chief of staff. He later served as a judge of the California Superior Court, associate justice of the California Court of appeals and in 1973 was named by Governor Reagan to the California Supreme Court.

     In addition to his terms as President Reagan's Secretary of Interior and assistant for National Security Affairs, Clark served as Deputy Secretary of the State Department. In 1985 he ended 18 years of full-time public service and was named by President Reagan as chairman of the Task Group on Nuclear Weapons Program Management; to the Commission on Defense Management (Packard Commission); and a member of the Defense Department's Commission on Integrated Long-Term Strategy.

     He also was appointed a trustee of the Ronald Reagan
Presidential Foundation and Library. Clark attended Stanford
University and  Loyola Law School in Los Angeles.

     Clark was elected to an MK class of directors that will stand for re-election in 1996.

     Morrison Knudsen Corporation (MRN-NYSE) serves the world's construction, transportation, environmental, industrial, and power markets as an engineer, contractor and manufacturer, offering complete development, operations and financial services.

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